Exhibit 99.1

AT FTI CONSULTING

Jennifer Milan / Daniel Haykin

212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS SECOND QUARTER 2013 RESULTS

Company Also Announced Letter Agreement with Agent under Credit Agreement

East Rutherford, N.J. — August 15, 2013 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended June 30, 2013 (“Q2 2013”).

Summary Results

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2013	2012	% Change	2013	2012	% Change
Net sales	$44.1	$55.5	(20.5)%	$95.5	$110.7	(13.7)%
Net (loss) income	$(3.4)	$0.2	—	$(4.4)	$(0.6)	—
Net (loss) income per diluted share	$(0.16)	$0.01	—	$(0.20)	$(0.03)	—
Adjusted net (loss) income*	$(0.9)	$0.2	—	$(0.5)	$0.5	—
Adjusted net (loss) income per diluted share*	$(0.04)	$0.01	—	$(0.02)	$0.02	—

*	“Adjusted net (loss) income” and “Adjusted net (loss) income per diluted share” for each of Q2 2013, the six month period ended June 30, 2013 (the “2013 YTD Period”), the three month period ended June 30, 2012 (“Q2 2012”) and the six month period ended June 30, 2012 (the “2012 YTD Period”) are each non-GAAP financial measures, which are described under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the reconciliation table at the end of this press release.

Raphael Benaroya, President and CEO, commented, “We expected sales for this period would be below last year due, in part, to last year’s sales of inventory closeouts, discontinued product lines and brands and the closure of our U.K. operation, which accounted for approximately $3.5 million of the total decline in our net sales versus last year for the second quarter and $5.0 million of the total decline in our net sales for the first half. In addition, there were further sales declines in our Kids Line and CoCaLo businesses (which we refer to collectively as the “Soft Home business”) and at LaJobi, each of which still rely on a small number of large customers. These customers have cited a muted overall sales environment in the quarter, which may have negatively impacted our orders. Sassy, on the other hand, proliferated in both product expansion and customer reach in the second quarter, and experienced double digit growth in sales compared to the same period last year, demonstrating that our planned strategy is taking hold.”

Mr. Benaroya continued, “The second quarter results are not indicative of our near or long-term view of the business, or of the energy and commitment of our teams as we work toward our key objectives. First, we continue to focus on initiatives designed to increase sales, including product line expansion and product innovation, in an effort to replicate the successes we have seen in certain areas of our business across other brands. Second, we are working to extend our sales reach to underdeveloped customers and channels of distribution to diversify the customer base and, towards this end, reorganized our sales teams for the Soft Home business and LaJobi in May of this year. This included new sales executives and a new representative organization. We anticipate that this will benefit the business over the balance of the year. Third, we have maintained our efforts to identify and implement further product and shipping cost reductions to improve margins. Although product costs at LaJobi increased, certain product costs at Sassy and our Soft Home business have been driven down. We also continue to control inventory, ending the second quarter with $8.2 million less inventory than at the end of the same period last year. Fourth, we are implementing operational initiatives designed to build solid, scalable and cost-effective platforms throughout the business. To that end, we have and will continue to expand our collective capabilities of skills and talent. Last month, new top executive hires in product design and management joined the Soft Home business and LaJobi.”

Mr. Benaroya concluded, “There are bright spots in every business unit that support my positive view of the future. New products, growth channels, better product costs, opportunities to lower expenses and operational efficiencies are all areas that we view as promising. We believe the value of these initiatives will become apparent in future periods.”

Note: As is described in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and in our Quarterly Report on Form 10-Q for Q2 2013 (the “Q2 2013 10-Q”), the Company identified a misclassification of specified warehousing, outbound handling and outbound shipping costs in the Consolidated Statements of Operations for certain prior annual and interim periods. As a result, the Company has revised prior period financial statements for such periods to correct this misclassification. With respect to Q2 2012 and the 2012 YTD Period, this misclassification resulted in an understatement of selling, general and administrative expenses in the amount of $1.2 million and $2.6 million, respectively, and a corresponding overstatement of cost of sales, in the Unaudited Consolidated Statement of Operations for such periods. The financial statements and information in this press release include the impact of such revisions for Q2 2012 and the 2012 YTD Period. The misstatements had no impact on previously reported Income from Operations, (Loss) from Operations before Income Tax (Benefit), Net Income/(Loss), or Income/(Loss) Per Share for each respective period.

Quantification of the various impacts to the line items discussed in this press release are described in detail in the Q2 2013 10-Q.

Second Quarter 2013 Results

Net sales for Q2 2013 decreased 20.5% to $44.1 million, compared to $55.5 million for Q2 2012. This decrease was the result of sales declines of 33.9% at CoCaLo, 27.2% at Kids Line and 23.8% at LaJobi. These declines were partially offset by an increase in sales of 10.6% at Sassy. The sales decreases at CoCaLo, LaJobi and Kids Line are primarily due to lower sales volume at certain large customers. The sales decreases at CoCaLo and Kids Line also reflect higher closeout sales in Q2 2012, discontinuance of underperforming products and licenses and lower international sales at the Company’s foreign subsidiaries resulting, in part, from the closure of the Company’s UK operations at the end of 2012.

Gross profit for Q2 2013 was $11.1 million, or 25.1% of net sales, as compared to $14.4 million, or 25.9% of net sales, for Q2 2012. As a percentage of net sales, gross profit margins decreased primarily as a result of higher product costs, higher royalty expense and higher markdowns and allowances, partially offset by lower inventory reserves. In absolute terms, gross profit decreased as a result of lower sales and the aforementioned factors that negatively impacted gross margins.

Selling, general and administrative (SG&A) expense was $14.7 million, or 33.3% of net sales, for Q2 2013, as compared to $13.5 million, or 24.3% of net sales, for Q2 2012. SG&A expense increased both as a percentage of sales and in absolute terms primarily as a result of increased legal fees, a settlement payment, settlement proposal accruals, increased sales samples, increased banking and other professional fees, and other expense increases detailed in the Q2 2013 10-Q. These increases were offset, in part, by decreased personnel costs related to reductions in headcount, decreased third-party logistics costs, a decrease in marketing costs, and other reduced costs detailed in the Q2 2013 10-Q.

Other income was $0.2 million for Q2 2013 as compared to other expense of $1.6 million for Q2 2012. This improvement of approximately $1.8 million was primarily due to the previously reported gain on the sale of specified intellectual property consisting of the “Russ” and “Applause” trademarks and trade names, a favorable variance in foreign currency exchange of $0.5 million, primarily reflecting the reclassification of cumulative translation adjustments upon the liquidation of foreign entities as compared to the prior year period, and a decrease in interest expense of $0.1 million due to lower borrowing costs in such period compared to Q2 2012.

The income tax provision for Q2 2013 was $40,000 on loss before income tax provision of $3.4 million. The income tax benefit for Q2 2012 was $1.0 million on loss before income tax benefit of $0.8 million.

Net loss for Q2 2013 was $3.4 million, or ($0.16) per diluted share, as compared to net income of $0.2 million, or $0.01 per diluted share, for Q2 2012.

Non-GAAP adjusted net loss for Q2 2013 was $0.9 million, or ($0.04) per diluted share, as compared to non-GAAP adjusted net income of $0.2 million, or $0.01 per diluted share, for Q2 2012. These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

2013 YTD Period

Net sales for the 2013 YTD Period decreased 13.7% to $95.5 million compared to $110.7 million for the 2012 YTD Period. This decrease was primarily the result of sales declines of 21.4% at Kids Line, 18.0% at LaJobi and 15.3% at CoCaLo. These declines were partially offset by an increase in sales of 19.3% at Sassy. The sales decreases at CoCaLo, LaJobi and Kids Line are primarily due to lower sales volume at certain large customers. The sales decreases at CoCaLo and Kids Line also reflect higher closeout sales in the 2012 YTD Period, discontinuance of underperforming products and licenses, as well as lower international sales at the Company’s foreign subsidiaries resulting, in part, from the closure of the Company’s UK operations at the end of 2012.

Net loss for the 2013 YTD Period was $4.4 million, or ($0.20) per diluted share, as compared to a net loss of $0.6 million, or ($0.03) per diluted share, for the 2012 YTD Period.

Non-GAAP adjusted net loss for the 2013 YTD Period was $0.5 million, or ($0.02) per diluted share, as compared to non-GAAP adjusted net income of $0.5 million, or $0.02 per diluted share, for the 2012 YTD Period. These non-GAAP measures are described in “Non-GAAP Information” below, and are reconciled to the most directly-comparable GAAP measures in the reconciliation table at the end of this press release.

Amended Credit Agreement

On August 13, 2013, the Company and the Agent under its current credit agreement signed a letter agreement eliminating the requirement to comply with the specified minimum monthly Adjusted EBITDA level for the periods ending July 31, 2013 and August 31, 2013 (monthly testing of such covenant resumed after the occurrence of a specified trigger event related to availability as of July 1, 2013). The letter agreement also addresses certain of the parameters of an anticipated amendment to such credit agreement, including, among other things, a 50-basis point increase in the applicable margin with respect to loans under our Tranche A Revolver, and a reset of the minimum Adjusted EBITDA levels required for future monthly testing periods in 2013, based on a revised business plan as specified therein. The circumstances requiring the letter agreement, a detailed description of the terms thereof, and a description of the potential consequences to the Company should it fail to secure the anticipated amendment on terms acceptable to it or to maintain compliance with its financial covenants, are provided in the Q2 2013 10-Q under the caption “Liquidity and Capital Resources.”

Conference Call Information

The conference call, which will be held at 10:00 a.m. ET today, August 15, 2013, may be accessed by dialing 800-281-7970, or 913-312-0722, access code: 3218969. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, www.earnings.com, or http://www.media-server.com/m/p/snae9dje, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through August 15, 2013, by dialing 877-870-5176, or 858-384-5517, access code: 3218969.

Non-GAAP Information

In this press release, certain financial measures for Q2 2013, the 2013 YTD Period, Q2 2012 and the 2012 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as the reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income. The specific adjustments to reported net (loss)/income to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q2 2013, the 2013 YTD Period, Q2 2012 and the 2012 YTD Period are detailed in the reconciliation table at the end of this press release.

In addition, adjusted net income per diluted share for the 2012 YTD Period includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for the 2012 YTD Period, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this press release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of this press release), for the 2013 YTD Period, as one of the adjustments to reported net loss to determine adjusted non-GAAP net loss and adjusted non-GAAP net loss per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to an inducement award of 200,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested in full upon grant. Management believes that excluding the impact of the expense pertaining to this particular grant will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in this press release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the reconciliation table attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor and nursery appliances (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years, including the Kokopax® line of baby gear products (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$44,093	$55,470	$95,532	$110,698
Cost of sales	33,018	41,111	70,065	81,130

Gross profit	11,075	14,359	25,467	29,568
Selling, general and administrative expenses	14,700	13,486	28,518	29,350

Operating (loss) income	(3,625)	873	(3,051)	218
Other income (expense):
Interest expense, including amortization and write-off of deferred financing costs	(1,378)	(1,521)	(2,638)	(2,301)
Interest and investment income	—	3	—	7
Gain on sale of intangibles	1,196	—	1,196	—
Other, net	420	(116)	160	41

	238	(1,634)	(1,282)	(2,253)

Loss from operations before income tax provision (benefit)	(3,387)	(761)	(4,333)	(2,035)
Income tax provision (benefit)	40	(970)	77	(1,441)

Net (loss) income	$(3,427)	$209	$(4,410)	$(594)

Basic (loss) earnings per share:	$(0.16)	$0.01	$(0.20)	$(0.03)

Diluted (loss) earnings per share:	$(0.16)	$0.01	$(0.20)	$(0.03)

Weighted average shares:
Basic	21,871,000	21,827,000	21,861,000	21,821,000

Diluted	21,871,000	21,838,000	21,861,000	21,821,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$287	$318
Restricted cash	1,430	2,654
Accounts receivable, net	36,278	42,079
Inventories, net	37,484	39,953
Other current assets	5,209	3,722
Long-term assets	51,480	52,168

Total assets	$132,168	$140,894

Short-term debt	$50,360	$57,527
Other current liabilities	47,750	45,084
Long-term liabilities	1,197	1,421

Total liabilities	99,307	104,032

Shareholders’ equity	32,861	36,862

Total liabilities and shareholders’ equity	$132,168	$140,894

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
To arrive at Adjusted net income and Adjusted net income per diluted share:	2013	2012	2013	2012
Net (loss) income , as reported	$(3,427)	$209	$(4,410)	$(594)

Less: tax provision (benefit)	40	(970)	77	(1,441)

(Loss) from operations before income tax	(3,387)	(761)	(4,333)	(2,035)
Add: Customs Compliance Costs (included in SG&A)(1)	308	179	1,303	1,355
Add: Customs interest accrual (included in interest expense)(2)	76	52	151	130
Add: Q2 2013 Bank Amendment fees (included in interest expense)	145	—	145	—
Add: Write-off of deferred financing costs(3)	—	781	—	781
Add: Severance Costs and Restructuring charges	162	—	412	581
Add: Inducement Equity Compensation(4)	—	—	205	—
Add: Australia Distributor Dispute (Inventory Reserve included in cost of sales)(5)	167	—	167	—
Add: Settlement Payment and Proposed Settlement Proposal Accruals (6)	1,087	—	1,087	—
Less: Tax impact of above items (using assumed 39% effective rate)	562	(98)	337	(317)

Adjusted net (loss) income	$(880)	$153	$(526)	$495

Adjusted net (loss) income per diluted share	$(0.04)	$0.01	$(0.02)	0.02

Weighted-average diluted shares outstanding, as reported (7)	21,871,000	21,838,000	21,861,000	21,821,000
Weighted-average diluted shares outstanding, as adjusted (7)	21,871,000	21,838,000	21,861,000	21,834,000

(1)	Represents professional fees incurred in connection with previously-disclosed U.S. Customs matters, as well as related litigation and other costs.
(2)	Represents accrued interest relating to aggregate anticipated anti-dumping duty and Customs duty charges.
(3)	Represents the amount of the write-off of remaining unamortized deferred financing costs incurred under a previous credit facility as a result of the voluntary reduction in the aggregate revolving commitments thereunder.
(4)	Represents non-cash stock-based compensation expense pertaining to an immediately-vested inducement award of 200,000 stock options granted to the Company’s President and Chief Executive Officer in connection with his appointment.

(5)	Represents inventory reserves taken with respect to obsolete inventory returned in connection with the settlement of a previously-disclosed legal dispute with Sassy’s Australian distributor (the “Australia Settlement”), described in the Q2 2013 10-Q.
(6)	Represents amounts paid in connection with the Australia Settlement, as well as amounts accrued in connection with proposed settlements of a Wages and Hours litigation and a CPSC investigation, all as described in the Q2 2013 10-Q.
(7)	For 2012 YTD period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because the inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for the 2012 YTD Period, however, such shares were included.